UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2008

WATTS WATER TECHNOLOGIES, INC.
 (Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845
 (Address of Principal Executive Offices) (Zip Code)

(978) 688-1811
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On May 14, 2008, at the 2008 annual meeting of stockholders of the Registrant, the stockholders approved the Registrant’s Executive Incentive Bonus Plan, amended and restated as of January 1, 2008 (the “Bonus Plan”).  The Compensation Committee of the Board of Directors of the Registrant had adopted the Bonus Plan on March 5, 2008, subject to stockholder approval.  The principal features of the Bonus Plan are summarized below.  This summary is qualified by reference to the full text of the Bonus Plan that is included as Exhibit 10.1 to this Current Report on Form 8-K.

Administration and Amendment.  The Bonus Plan is administered by the Compensation Committee, which has broad authority to amend, modify, administer and interpret the Bonus Plan.  The Compensation Committee must be composed solely of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Participation.  Participants in the Bonus Plan include the Registrant’s Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Executive Vice Presidents and other officers and employees designated by the Compensation Committee.  There are ten officers who are participants in the Bonus Plan for 2008.

Awards.  Within 90 days after the start of each fiscal year, the Compensation Committee, in consultation with the Registrant’s Chief Executive Officer, will establish in writing performance goals for each participant in the Bonus Plan.  The performance goals for each participant will be based on one or more of the following business criteria:

•    sales

•    sales growth

•    economic value added (“EVA”) percentage

•    earnings

•    earnings before or after discontinued operations

•    earnings before interest, taxes, and
      depreciation and/or amortization

•    earnings per share

•    net income

•    operating profit before or after
      discontinued operations and/or taxes

•    cash flow or cash position

•    gross margins

•    stock price

•    market share

•    return on sales

•    return on assets

•    return on equity or investment

•    improvement of financial ratings

•    days of working capital

•    achievement of balance sheet or income
      statement objectives

•    total shareholder return

The performance goals may be expressed in terms of overall company performance or the performance of a business segment, division or subsidiary.  The selected levels may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  The Compensation Committee may specify that such performance measures will be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs.

No later than 90 days after the start of each fiscal year, the Compensation Committee will assign each participant in the Bonus Plan a target bonus percentage expressed as a percentage of base salary, but actual bonus opportunity ranges from 0% to 200% of target depending on the Registrant’s performance with respect to the performance goals assigned to the participant.  The Compensation Committee will determine the relative percentage weight to assign to the achievement of each performance goal assigned to a participant.  To the extent that a participant achieves more than 100% of the target assigned to a performance goal, that participant will then be eligible to receive an additional bonus up to a maximum of 200% of the percentage weight allocated to such performance goal, up to an aggregate maximum of 200% of a participant’s target bonus percentage.  For example, if a participant is assigned a sales growth goal, an EVA goal and an earnings goal, and each such goal carries a percentage weight of one-third of the target bonus percentage, and such participant achieves 150% of the target for the sales growth goal and 100% of the target for each of the EVA and earnings goals, the participant would be eligible to receive a bonus equal to 116.7% of the target bonus percentage.

Following the end of each fiscal year, the Compensation Committee will determine and certify whether, and to what extent, the specified performance goals for each participant in the Bonus Plan were achieved and the amount of the bonus award to be paid to each participant.  In its discretion, the Compensation Committee may decrease (but not increase) the amount of the bonus awarded to a participant from the amount calculated.  The maximum bonus amount that may be awarded to any participant in the Bonus Plan in any fiscal year is $3.0 million.  Awards under the Bonus Plan will be paid in cash, although participants who also participate in the Management Stock Purchase Plan may apply all or a portion of their bonus award to the purchase of restricted stock units in accordance with the terms of the Management Stock Purchase Plan, less applicable taxes.

Termination of Employment.  A participant whose employment with the Registrant is terminated during the fiscal year because of death or permanent disability will be eligible to receive an award under the Bonus Plan prorated for the portion of the fiscal year prior to termination of employment.  In its discretion, the Compensation Committee may permit payment of an award for that part of the fiscal year in which a participant was employed or up to all of the fiscal year in the event of a change in the ownership or control of the Registrant, even if the performance goals have not been met.  If a participant’s employment with the Registrant is terminated for any reason other than death, permanent disability or an change in ownership or control of the Registrant, no award will be payable with respect to the fiscal year in which such termination occurs.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATTS WATER TECHNOLOGIES, INC.
Date: May 14, 2008	By: /s/ William C. McCartney William C. McCartney Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Watts Water Technologies, Inc. Executive Incentive Bonus Plan, Amended and Restated as of January 1, 2008